March 17, 2004

Weldon Capital Funds, Inc.
4747 W. 135th Street, Suite 100
Leawood, KS  66224

Dear Gentlemen:

     Weldon Capital Funds, Inc. (the "Weldon Funds") was established as a corporation in the State of Maryland under Articles of Incorporation dated February 5, 2004. Weldon Funds is an open-end management investment company. Weldon Funds has filed a pre-effective amendment No. 1 ("Pre-Effective Amendment No. 1") to its Registration Statement on Form N-1A with the Securities and Exchange Commission (SEC File No. 333-112855; 811-21509) (the "Registration Statement") to register shares of its initial series, Weldon Equity & Income Fund (the "Fund"). You have requested our opinion regarding certain matters in connection with the issuance by the Fund of its shares.

     We have, as counsel, examined originals, or copies certified or otherwise identified to our satisfaction, of the Weldon Fund's Articles of Incorporation, By-laws, minutes of the organizational meeting of its Board of Directors, and such other proceedings, documents and records and considered such questions of law as we deemed necessary to enable us to render the opinion hereinafter expressed.

     Based upon the foregoing, we are of the opinion that when the shares are issued and paid for in accordance with the terms of the Weldon Funds' Articles of Incorporation and Bylaws, after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, the shares will be legally issued, fully paid and non-assessable by the Fund. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

     We hereby consent to the filing of this opinion in connection with Pre-Effective Amendment No. 1 to the Registration Statement to be filed with the Securities and Exchange Commission.

                                                        Sincerely yours,

                                                        /s/ Thompson Coburn LLP
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